Exhibit 8.3
December 2, 2005
Platinum Underwriters Holdings, Ltd.
The Belvedere Building
69 Pitts Bay Road
Pembroke, Bermuda
Ladies and Gentlemen:
We have acted as United States tax counsel to Platinum Underwriters Holdings, Ltd. (the “Company”) in connection with the preparation and filing by the Company with the Securities and Exchange Commission of the Prospectus Supplement, dated November 30, 2005, relating to the issuance and sale by the Company of Series A Mandatory Convertible Preferred Shares (the “Preferred Shares”), of the Company (the “Preferred Shares Prospectus Supplement”). We are of the opinion that the statements contained in the Preferred Shares Prospectus Supplement that address United States federal income taxation fairly summarize the material United States federal income tax consequences of the matters addressed therein.
We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit and the reference to us under the caption “Certain Tax Considerations.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ DEWEY BALLANTINE LLP